UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) December 19, 2006

METABOLIX, INC.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE
(State or Other Jurisdiction of Incorporation)

001-33133	04-2729386
(Commission File Number)	(IRS Employer Identification No.)

21 Erie Street, Cambridge, Massachusetts	02139
(Address of Principal Executive Offices)	(Zip Code)

(617) 492-0505
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02            Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 19, 2006, the Compensation Committee of the Board of Directors of Metabolix, Inc. (the “Company”) awarded bonuses to the below named executive officers.  The granting of these bonuses was due to the outstanding performance by the Company executives and the achievement of key Company milestones during 2006, specifically, the successful completion of the Company’s initial public offering (IPO) and formation of the commercial alliance with ADM and the accomplishments in research, development, operations, and marketing that enabled the completion of the IPO and the formation of the alliance.  In addition, a portion of the bonus granted to Oliver Peoples was related to performance and achievements in prior years.  The bonuses are summarized in the following table:

Cash Bonus

James J. Barber, Ph.D. President and Chief Executive Officer	$290,000

Oliver P. Peoples, Ph.D. Vice President, Research	$250,705*

Johan van Walsem Vice President, Manufacturing, Development and Operations	$100,705**

Thomas G. Auchincloss, Jr. Vice President and Chief Financial Officer	$175,705

*                    $75,000 of which was contractually guaranteed and contained in an employment agreement with Dr. Peoples and was filed as an exhibit to our Registration Statement on Form S-1 which was declared effective on November 9, 2006.  An additional $75,000 was paid to Dr. Peoples under this agreement during July 2006.  These payments were in recognition of services provided and contributions made in fiscal years prior to 2006.

**             In July 2006 Mr. van Walsem was paid a cash bonus in the amount of $75,000, in recognition of accomplishments to that date and as an advance against year end consideration.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

METABOLIX, INC.

Date December 22, 2006	By:	/s/ Thomas G. Auchincloss, Jr.
Thomas G. Auchincloss, Jr.
Chief Financial Officer